Exhibit 99

FOR IMMEDIATE RELEASE

Contact:

Greg Gadel, Executive Vice President, Chief Financial Officer

BUCA, Inc.

(612) 225-3423

ggadel@bucainc.com

BUCA, Inc. Announces Second Quarter Results

MINNEAPOLIS (July 24, 2003) BUCA, Inc. (NASDAQ: BUCA) today announced total sales of $65.0 million for the thirteen weeks ended June 29, 2003, an increase of 7 percent, as compared to sales of $60.9 million in the same period of fiscal 2002. The company reported net income of $427,000, or three cents per share fully diluted, for the second quarter of fiscal 2003. In the second quarter of fiscal 2002, the company reported net income of $2,846,000, or 17 cents per share fully diluted. Fully diluted shares decreased to 16,731,309 for the thirteen weeks ended June 29, 2003 from 17,067,934 in the same period of fiscal 2002.

Joseph P. Micatrotto, chairman, CEO and president of the company, stated, “Our second quarter results were in line with our expectations previously announced on June 23. As expected, our combined Buca di Beppo and Vinny T’s of Boston comparable restaurant sales declined 6.9% as compared to the same period last year. The Buca di Beppo comparable restaurant sales declined 6.6% and the Vinny T’s of Boston sales declined 8.6%. The reductions in comparable restaurant sales at both Buca di Beppo and Vinny T’s can be attributed to a reduction in guest visits.

“We are continuing with our food focused marketing strategy with additional print advertising in all of our Buca di Beppo markets, supported by outdoor advertising in approximately 10 of these markets beginning in August. With the completion of the name change in all of our Vinny T’s of Boston restaurants, we expect to begin our Vinny T’s of Boston campaign this quarter. This campaign utilizes a combination of newspaper, magazine, and outdoor advertising. The Vinny T’s campaign will run from August through the end of the year. We believe that this campaign will be even more effective given the fact that we have just received 14 different reader’s choice awards for the Vinny T’s of Boston restaurants in the Boston area.

“Our ten new restaurants opened in fiscal 2003 continue to generate sales in excess of $60,000 per week. We plan to open three additional Buca di Beppo restaurants and one Vinny T’s of Boston in the third quarter for a total of 14 new restaurants this year.

“Our effective tax rate has declined to 32% for the first six months of fiscal 2003 and we expect that rate to remain at this level for the entire year. This reduction is due to the impact of our tax credits, which are relatively fixed in nature, on our overall effective income tax rate.”

For the six months ended June 29, 2003, the company reported sales of $127.3 million, an increase of 9 percent, as compared to sales of $117.2 million in the same period of fiscal 2002. The company reported net income of $1,525,000, or nine cents per share fully diluted, for the first half of fiscal 2003. In the first half of fiscal 2002, the company reported net income of $4,987,000, or 29 cents per share fully diluted. Fully diluted shares decreased to 16,693,209 for the 26 weeks ended June 29, 2003 from 17,019,912 in the same period of fiscal 2002.

BUCA, Inc., a public company headquartered in Minneapolis, owns and operates 101 highly acclaimed immigrant Southern Italian restaurants under the names Buca di Beppo and Vinny T’s of Boston in 28 states and the District of Columbia.

Some of the information contained in this release is forward-looking and, therefore, involves uncertainties or risks that could cause actual results to differ materially. Such forward-looking statements include the expected number of new restaurant openings for the remainder of fiscal 2003; the timing of our planned new marketing campaigns; and the effective tax rate for fiscal 2003.

The actual number and timing of new restaurant openings for the remainder of fiscal 2003 is dependent upon a number of factors, including available capital, construction risks, timely receipt of any regulatory and licensing approvals, the timing and success of locating suitable sites, negotiating acceptable leases or purchases, recruiting qualified operating personnel, general economic conditions of the country and the various regions of the country and the actual results of each brand. The actual timing of commencing the company’s planned new marketing campaigns for its Buca di Beppo and Vinny T’s of Boston restaurants could be delayed based upon results achieved in the test markets and changes in consumer preferences. The effective tax rate could be affected by changes in the company’s earnings, federal tax rates, and other regulatory changes. These and other factors are discussed in more detail in the company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2002, and other reports previously filed with the SEC. The company disclaims any obligation to update forward-looking statements.

Buca, Inc. and Subsidiaries

Consolidated Statements of Income

(unaudited, in thousands, except share and per share data)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 29, 2003	June 30, 2002	June 29, 2003	June 30, 2002
Restaurant sales	$64,971	$60,914	$127,316	$117,226
Restaurant costs:
Product	15,830	14,780	30,872	28,928
Labor	21,790	19,566	42,515	37,929
Direct and occupancy	17,048	14,109	32,452	26,844
Depreciation and amortization	4,100	3,326	7,879	6,325

Total restaurant costs	58,768	51,781	113,718	100,026

Income from restaurant operations	6,203	9,133	13,598	17,200
General and administrative expenses	4,465	3,668	8,949	7,107
Pre-opening costs	651	657	1,535	1,685

Operating income	1,087	4,808	3,114	8,408
Interest income	34	44	59	97
Interest expense	(542)	(335)	(931)	(589)

Income before income taxes	579	4,517	2,242	7,916
Provision for income taxes	(152)	(1,671)	(717)	(2,929)

Net income	$427	$2,846	$1,525	$4,987

Basic:
Net income per common share	$0.03	$0.17	$0.09	$0.30

Weighted average shares outstanding	16,720,812	16,438,307	16,685,652	16,392,907

Diluted:
Net income per common share	$0.03	$0.17	$0.09	$0.29

Weighted average shares assumed outstanding	16,731,309	17,067,934	16,693,209	17,019,912

	Percentage of Sales
	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 29, 2003	June 30, 2002	June 29, 2003	June 30, 2002
Restaurant sales	100.0%	100.0%	100.0%	100.0%
Restaurant costs:
Product	24.4%	24.3%	24.2%	24.7%
Labor	33.5%	32.1%	33.4%	32.4%
Direct and occupancy	26.2%	23.2%	25.5%	22.9%
Depreciation and amortization	6.3%	5.5%	6.2%	5.4%

Total restaurant costs	90.5%	85.0%	89.3%	85.3%

Income from restaurant operations	9.5%	15.0%	10.7%	14.7%
General and administrative expenses	6.9%	6.0%	7.0%	6.1%
Pre-opening costs	1.0%	1.1%	1.2%	1.4%

Operating income	1.7%	7.9%	2.4%	7.2%
Interest income	0.1%	0.1%	0.0%	0.1%
Interest expense	(0.8)%	(0.5)%	(0.7)%	(0.5)%

Income before income taxes	0.9%	7.4%	1.8%	6.8%
Provision for income taxes	(0.2)%	(2.7)%	(0.6)%	(2.5)%

Net income	0.7%	4.7%	1.2%	4.3%

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